Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-288660-04

** PRICING DETAILS** Mercedes-Benz Auto Lease Trust (MBALT 2026-B)

Joint Bookrunners: Credit Agricole (str), SMBC, and TD Securities
Co-managers: Mizuho, SG

-Anticipated Capital Structure-
Cls	Amt ($MM)	WAL	S/F*	PWIN	E.FIN	L.FIN	BNCH	SPREADS	YLD%	CPN%	$PX
A-1	320.000	0.32	NR/NR	1-7	<<< Retained >>>
A-2A	409.000	0.98	AAA/AAA	7-17	03/28	01/29	I-CRV	+39	4.892	4.84	99.99740
A-2B	57.400	0.98	AAA/AAA	7-17	03/28	01/29	SOFR30A	+39			100.00000
A-3	466.400	1.84	AAA/AAA	17-29	03/29	02/30	I-CRV	+51	5.277	5.21	99.98285
A-4	69.600	2.50	AAA/AAA	29-31	05/29	06/32	I-CRV	+55	5.411	5.35	99.99786

*Expected ratings

Transaction Details:
*	Ticker: MBALT 2026-B
*	Offered Size: $1+bn
*	Format: Public/SEC Registered
*	Pricing speed: 100 PPC to Maturity
*	Expected Ratings: S&P/Fitch
*	ERISA Eligible: Yes
*	RR Compliance: US: Yes, EU: No
*	Min denoms: $1k x $1k
*	Expected Settlement: October 22, 2026
*	First Payment Date: November 16, 2026
*	Monthly Payment Date: 15th of each month or next business day
*	Bill and Deliver: Credit Agricole

Available Materials:
* Preliminary Prospectus, Ratings FWP (Attached)

* Roadshow: www.netroadshow.com
Direct Link: www.netroadshow.com/nrs/home/#!/?show=e65b45cf
Passcode: MBALT26B

* Intex CDI File (Attached)
Intex Dealname: xmblt26b_upsize
Password: 7KJY

Identifiers:
Class	CUSIP
A-2A	58769NAB4
A-2B	58769NAC2
A-3	58769NAD0
A-4	58769NAE8

Mercedes-Benz Trust Leasing LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Mercedes-Benz Trust Leasing LLC has filed with the SEC for more complete information about the issuer, Mercedes-Benz Trust Leasing LLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Mercedes-Benz Trust Leasing LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866 807-6030.